Item 77I for NY Tax Free Money Fund and Tax
Free Money Fund Investment (each a series of
DWS Money Market Trust)

Termination of NY Tax Free Money Fund and
Tax Free Money Fund Investment

Upon the recommendation of Deutsche Investment
Management Americas Inc. (the "Advisor"), the
Board of DWS Money Market Trust (the "Trust") has approved the liquidation and termination of NY Tax Free Money Fund and Tax Free Money
Fund Investment (each a "Fund"), each a series of the Trust, effective on or about April 8, 2016 (the
"Liquidation Date").